Exhibit 10.2

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDA NCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE MAKER. THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

8 1/4% SECURED PROMISSORY NOTE

$750,000	October 22, 2012

FOR VALUE RECEIVED, Airtronic USA, Inc., an Illinois corporation (the “Company” or “Maker”), with its primary offices located at 1860 Jarvis Avenue, Elk Grove Village, IL 60007, promises to pay to the order of Global Digital Solutions, Inc., (the “Lender”) or its registered assigns (with the “Lender”, the “Holder”), upon the terms set forth below, the principal sum of Seven Hundred Fifty Thousand Dollars ($750,000) plus interest on the unpaid principal sum outstanding at the rate of 8 1/4% per annum (this “Note”). Defined terms not otherwise defined herein shall have the meanings ascribed to such terms in that certain debtor in possession note purchase agreement of even date herewith among the Maker and the Holder (the “Purchase Agreement”) agreement of even date herewith among the Maker and the Holder (t he “Purchase and in that in that certain note purchase Agreement”)..

1.             Payments.

(a)           Unless an Event of Default shall have previously occurred and be continuing, the full amount of principal and accrued interest under this Note shall be due and payable on a date (the “Maturity Date”) that shall be the date the Bankruptcy Court has discharged the Bankruptcy Case.

(b)           The Maker shall pay interest to the Holder on the aggregate and then outstanding principal amount of this Note at the rate of 8 1/4% per annum, payable in arrears on the earlier of (i) the Maturity Date or (ii) acceleration of this Note following an Event of Default pursuant to Section 3(b). Interest on this Note shall commence to accrue as of the date of acceptance by the Maker of the Purchase Agreement as executed and delivered by the Holder (the “Original Issue Date”).

(c)           Interest shall be calculated on the basis of a 360-day year, consisting of twelve 30 calendar day periods, and shall accrue monthly commencing on the Original Issue Date until payment in full of the outstanding principal, together with all accrued and unpaid interest, and other amounts which may become due hereunder, has been made. Interest hereunder will be paid to the Person in whose name this Note is registered on the records of the Maker regarding registration and transfers of this Note.

(d)          All overdue accrued and unpaid principal and interest to be paid hereunder shall entail a late fee at the rate of 12% per annum (or such lower maximum amount of interest permitted to be charged under applicable law) which will accrue daily, from the date such principal and/or interest is due hereunder through and including the date of payment. Except as otherwise set forth in this Note, the Maker may not prepay any portion of the principal amount of this Note without the 10 Business Day advance written notice to the Holder.

2.             Secured Obligation. The obligations of the Maker under this Note are secured by all of the assets of the Maker pursuant to that certain Security Agreement, dated as of the date hereof, by and among the Maker and the Holder.

3.             Events of Default.

(a)           “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

i.            If the Maker fails to pay when due and payable, or when declared due and payable, all or any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due Holder, reimbursement of Holder Expenses, or other amounts constituting Obligations); or

ii.           If the Maker fails to (a) perform, keep, or observe any covenant or other provision contained in Section 6(d)(iii) and 6(d)(iv) of the Purchase Agreement and such failure or neglect continues for a period of 10 Business Days after the date on which such failure or neglect first occurs, or (b) perform, keep, or observe any covenant or other provision contained in Sections 6(d) and (e) of the Purchase Agreement or any comparable provision contained in any of the other Loan Documents;

iii.          If any material portion of the Maker’s assets are attached, seized, subjected to a writ or distress warrant, levied upon, or comes into the possession of any third Person; or

iv.          If the Maker is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs; or

v.           If a notice of Lien, levy, or assessment is filed of record with respect to any of the Maker’s assets by the United States, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any of the Maker’s assets and the same is not paid before such payment is delinquent; or

vi.          If a judgment or other claim in an amount equal to or greater than $5,000 individually or $25,000 in the aggregate becomes a Lien or encumbrance upon any material portion of the Maker’s assets and the same is not discharged or bonded against within thirty (30) days of the date of the attachment of such lien or encumbrance; or

vii.         If there is a default in any material agreement to which the Maker is a party and such default (a) occurs at the final maturity of the obligations thereunder, or (b) results in a right by the other party thereto, irrespective of whether exercised, to accelerate the maturity of the Maker’s obligations thereunder, to terminate such agreement, or to refuse to renew such agreement pursuant to an automatic renewal right therein, unless in such case enforcement of such agreement is stayed by virtue of commencement of the Bankruptcy Case; or

viii.        If there shall be a Change of Control; or

ix.           If this Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in the Collateral covered hereby or thereby; or

x.            (A) The Loan Documents and the Financing Order shall, for any reason, cease to create a valid Lien on any of the Collateral (other than any immaterial portion) purported to be covered thereby or such Lien shall cease to be a perfected Lien having the priority provided herein pursuant to Section 364 of the Bankruptcy Code against the Maker, or the Maker shall so allege in any pleading filed in any court or ( B) any material provision of any Loan Document shall, for any reason, cease to be valid and binding on the Maker or the Maker shall so state in writing; or

xi.            An order with respect to the Bankruptcy Case shall be entered by the Bankruptcy Court, (A) appointing a trustee or an examiner with enlarged powers relating to the operation of the Maker’s business, (B) converting the Bankruptcy Case to a Chapter 7 case, (C) dismissing or suspending the Bankruptcy Case, which order does not contain a provision for the termination of Holder ’s obligation to make Advances and the payment in full in cash of all Obligations or is not otherwise satisfactory to Holder thereunder, (D) confirming a plan or plans of reorganization in the Chapter 11 Case which does not contain a provision for the termination of all of Holder’s obligation to make Advances and payment in full in cash of all Obligations in a manner satisfactory to Holder, or (E) authorizing the use of cash collateral; or

xii.           Other than as contemplated by the First Day Orders, there shall be any material payment on, or application by the Maker for authority to pay, any material pre-petition claim, other than payroll, other employee related expenses, ordinary course rebates and credits to customers, sales, and other “use” type taxes, insurance obligations, trade debt incurred in the ordinary course of business, and other ordinary course expenses, in each instance without the express prior written consent of Holder; or

xiii.           (A) The Interim Order shall not be entered by the Bankruptcy Court within 10 days of the filing thereof or cease to be in full force and effect after the date of entry thereof and the Final Order shall not have been entered prior to such cessation, or (B) the Final Order shall not have been entered by the Bankruptcy Court on or before the 35th day following the Closing Date or (C) from and after the Entry Date, the Final Order shall cease to be in full force and effect, or (D) the Maker or any of its Subsidiaries or Affiliates shall fail to comply with the terms of the Interim Order or the Final Order in any material respect, or (v) the Interim Order or the Final Order shall be amended, supplemented, stayed, reversed, vacated or otherwise modified (or the Maker applies for authority to do so) without the express prior written consent of the Holder , or an order with respect to any Bankruptcy Case shall have been entered to (x) permit any administrative expense claim or any claim (now existing or hereafter arising, of any kind or nature whatsoever) to have administrative priority as to the Maker equal or superior to the priority of Holder in respect of the Obligations or (y) to grant or permit the grant of a Lien on any Collateral, other than Permitted Liens; or

xiv.           An order shall be entered by the Bankruptcy Court, other than the Financing Order, granting material relief from the automatic stay to the holder or holders of any Liens on or security interests in any material assets of the Maker; or

xv.            An application for any of the orders described in Sections 3(a)xi, 3(a)xii, 3(a)xiii , and 3(a)xiv shall be made (A) by the Maker, or (B) in the case of Section 3(a)xi((E) only, by any other Person, and such application is expressly supported by the Maker; or

xvi.           Any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by the Maker, or a proceeding shall be commenced by the Maker, or by any Governmental Authority having jurisdiction over the Maker, seeking to establish the invalidity or unenforceability thereof, or the Maker shall deny that such Borrower has any liability or obligation purported to be created under any Loan Document. If any Event of Default occurs and shall be continuing, the full principal amount of this Note, together with all accrued interest thereon, shall become, at the Holder’s election, immediately due and payable in cash.

(b)           The Holder need not provide and the Maker hereby waives any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by the Holder at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

4.             Affirmative Covenants. The Maker covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, the Maker shall do all of the following:

(a)           Return. Cause returns and allowances, as between the Maker and its Account Debtors, to be on the same basis and in accordance with the usual customary practices of the Maker, as they exist at the time of the execution and delivery of this Agreement. If, at a time when no Event of Default has occurred and is continuing, any Account Debtor returns any Inventory to the Maker, the Maker promptly shall determine the reason for such return and, if the Maker accepts such return, issue a credit memorandum (with a copy to be sent to Holder) in the appropriate amount to such Account Debtor.

(b)           Taxes. Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by the Maker, or imposed, levied, or assessed against the Maker or any of its assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. The Maker will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Holder with proof satisfactory to Holder indicating that the Maker has made such payments or deposits. The Maker shall deliver satisfactory evidence of payment of applicable excise taxes in each jurisdiction in which the Maker is required to pay any such excise tax.

(c)           Compliance with Laws and Orders. Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, including the Fair Labor Standards Act, and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, would not result in and reasonably could not be expected to result in a Material Adverse Effect.

(d)           Leases. Pay when due all rents and other amounts payable under any leases to which the Maker is a party or by the Maker’s properties and assets are bound, unless such payments are the subject of a Permitted Protest.

(e)            Bankruptcy Court. Use its best efforts to obtain the approval of the Bankruptcy Court of this Agreement and the other Loan Documents and deliver or cause to be delivered to Holder, all pleadings, motions and other documents filed by or on behalf of the Maker with the Bankruptcy Court.

(f)            Maintain Operating Accounts. Maintain its operating accounts and cash management arrangements consistent with its current procedures in accordance with the terms of the First Day Orders.

5.            Negative Covenants. The Maker covenants and agrees that so long as the Maker has not advanced the Maximum Amount to the Maker, and until full and final payment of the, the Maker will not do any of the following:

(a)            Indebtedness. Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

(i)            Indebtedness evidenced by, or arising under or in connection with, this Agreement and the other Loan Documents, and

(ii)           refinancings, renewals, or extensions of Indebtedness permitted under clauses (b) and (c) of this Section 5 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not, in Holder’s judgment, materially impair the prospects of repayment of the Obligations by the Maker or materially impair the Maker’s creditworthiness, (ii) such refinancings, renewals, or extensions do not result in an increase in the principal amount of, or interest rate with respect to, the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are materially more burdensome or restrictive to the Maker, and (iv) if the Indebtedness that is refinanced, renewed, or extended was by its terms subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include contractual subordination terms and conditions that are at least as favorable to Holder as those that were applicable to the refinanced, renewed, or extended Indebtedness.

(b)           Liens. Create, incur, assume, or permit to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced, renewed, or extended under Section 5(a) and so long as the replacement Liens only encumber those assets that secured the refinanced, renewed, or extended Indebtedness).

(c)           Restrictions on Fundamental Changes.

(i)            Enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Stock.

(ii)           Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution).

(iii)          Convey, sell, lease, license, assign, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its assets.

(d)           Disposal of Assets. Other than Permitted Dispositions, convey, sell, lease, license, assign, transfer, or otherwise dispose of any assets.

(e)           Change Name. Change its name, FEIN, corporate structure, or identity, or add any new fictitious name.

(f)            Guarantee. Guarantee or otherwise become in any way liable with respect to the obligations of any third Person and except for the endorsement of instruments or items of payment for deposit to the account of the Maker or which are promptly transmitted or turned over to Holder.

(g)           Prepayments and Amendments.

(i)            Except in connection with a refinancing permitted by Section 5(a), prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of the Maker, other than the Obligations in accordance with this Agreement, and

(ii)           Except in connection with a refinancing permitted by Section 5(a), directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Sections 5(b).

(h)           Change of Control. Cause, permit, or suffer, directly or indirectly, any Change of Control.

(i)            Consignments. Consign any Inventory or sell any Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale.

(j)            Distributions. Make any distribution or declare or pay any dividends (in cash or other property) on, or purchase, acquire, redeem, or retire any of the Maker’s stockholder interests in any class of stock, whether now or hereafter outstanding.

(k)           The Orders. Make or permit to be made any change, amendment or modification, or any application or motion for any change, amendment or modification, to the Interim Order or the Final Order except for modifications and amendments that are reasonably satisfactory to Holder.

(l)            Application to Bankruptcy Court. Apply to the Bankruptcy Court for the authority to take any action that is prohibited by or inconsistent with the terms of this Agreement or any of the other Loan Documents or refrain from taking any action that is required to be taken by the terms of this Agreement or any of the other Loan Documents.

(m)          Cancellation of Indebtedness Owed to It. Cancel any Indebtedness owed to it.

(n)           Chapter 11 Claims. Incur, create, assume, suffer to exist or permit any administrative expense, unsecured claim, indebtedness or other super-priority claim or lien which is pari passu with or senior to the claims or Liens of Holder against the Maker hereunder, or apply to the Bankruptcy Court for authority to do so, except for the Permitted Liens.

(o)           Plan of Reorganization. Modify a plan of reorganization approved by Holder, or file a plan of reorganization different from the one approved by Holder, without the prior written consent of Holder.

(p)           Filings. File any motion, application, objection, plan or reorganization, response, adversary complaint or similar pleading in the Bankruptcy Cases that would adversely affect the right or ability of Holder or the Holders to receive indefeasible payment in full in cash of all of the Obligations.

6.            No Waiver of the Holder’s Rights. All payments of principal and interest shall be made without setoff, deduction or counterclaim. No delay or failure on the part of the Holder in exercising any of its options, powers or rights, nor any partial or single exercise of its options, powers or rights shall constitute a waiver thereof or of any other option, power or right, and no waiver on the part of the Holder of any of its options, powers or rights shall constitute a waiver of any other option, power or right. Maker hereby waives presentment of payment, protest, and all notices or demands in connection with the delivery, acceptance, performance, default or endorsement of this Note. Acceptance by the Holder of less than the full amount due and payable hereunder shall in no way limit the right of the Holder to require full payment of all sums due and payable hereunder in accordance with the terms hereof.

7.            Modifications. No term or provision contained herein may be modified, amended or waived except by written agreement or consent signed by the party to be bound thereby.

8.            Cumulative Rights and Remedies; Usury. The rights and remedies of the Holder expressed herein are cumulative and not exclusive of any rights and remedies otherwise available under this Note, or applicable law (including at equity). The election of the Holder to avail itself of any one or more remedies shall not be a bar to any other available remedies, which the Maker agrees the Holder may take from time to time. If it shall be found that any interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall be reduced to the maximum permitted rate of interest under such law.

9.            Use of Proceeds. Maker shall use the proceeds from this Note hereunder for working capital purposes or as otherwise contemplated by the Purchase Agreement and not for the satisfaction of any portion of the Maker’s debt (other than payment of trade payables in the ordinary course of the Maker’s business and prior practices), to redeem any of the Maker’s equity or equity-equivalent securities or to settle any outstanding litigation.

10.          Severability. If any provision of this Note is declared by a court of competent jurisdiction to be in any way invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest.

11.          Successors and Assigns. This Note shall be binding upon the Maker and its successors and shall inure to the benefit of the Holder and its successors and assigns. The term “Holder” as used herein, shall also include any endorsee, assignee or other holder of this Note.

12.          Lost or Stolen Promissory Note . If this Note is lost, stolen, mutilated or otherwise destroyed, the Maker shall execute and deliver to the Holder a new promissory note containing the same terms, and in the same form, as this Note. In such event, the Maker may require the Holder to deliver to the Maker an affidavit of lost instrument and customary indemnity in respect thereof as a condition to the delivery of any such new promissory note.

13.          Governing Law.

(a)           All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois, without regard to the principles of conflicts of law thereof. Each of the Maker and the Holder agree that all legal proceedings concerning the interpretations, enforcement and defense of this Note shall be commenced in the state and federal courts sitting in the County of Cook County, State of Illinois; (the “Illinois Courts”); provided, however, that any suit seeking enforcement against any Collateral or other property may be brought, at Holder’s option, in the courts of any jurisdiction where Holder elects to bring such action or where such Collateral or other property may be found. Maker and Holder waive, to the extent permitted under applicable law, any right each may have to assert the doctrine of forum non conveniens or to object to venue to the extent any proceeding is brought in accordance with this Section 13(a).

(b)          Except as set forth above, each of the Maker and the Holder hereby irrevocably submit to the exclusive jurisdiction of the Illinois Courts for the adjudication of any dispute hereunder (including with respect to the enforcement of this Note), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper. Each of the Maker and the Holder hereby irrevocably waive personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to the other at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each of the Maker and the Holder hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby.

14.          Notice. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 9(b) of the Purchase Agreement.

15.           Required Notice to the Holder. The Holder is to be notified by the Maker, within five (5), Business Days, in accordance with Section 14, of the existence or occurrence, of any Event of Default.

[SIGNATURE PAGE FOLLOWS]

The undersigned has executed this Note as a maker and not as a surety or guarantor or in any other capacity

"MAKER" AIRTRONIC USA, INC.

By:	/s/ Merriellyn Kett
Printed Name: MERRIELLYN KETT
Printed Title: CEO